Exhibit 15.2

CONSENT

The undersigned consents to being named as a Qualified Person in the Annual Report on Form 20-F for the fiscal year ended December 31, 2023 of Gold Royalty Corp. (the “Company”) being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto, and to the reference to the undersigned in the Annual Report as having reviewed and approved the technical and scientific information contained therein.

March 27, 2024

/s/ Alastair Still
Alastair Still

{00414225.1}